Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

FIRM / AFFILIATE OFFICES
February 20, 2019 Achaogen, Inc. 1 Tower Place, Suite 400 South San Francisco, CA 94080	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh Rome San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:

Registration Statement No. 333-217787 on Form S-3; Up to 17,250,000 shares of Common Stock, par value $0.001 per share, Series A Warrants to purchase up to 17,250,000 shares of Common Stock and Series B Warrants to purchase up to 17,250,000 shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Achaogen, Inc., a Delaware corporation (the “Company”), in connection with the issuance of (i) up to 17,250,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), (ii) series A warrants to purchase up to 17,250,000 shares of Common Stock (the “Series A Warrants”) and (iii) series B warrants to purchase up to 17,250,000 shares of Common Stock (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 8, 2017 (Registration No. 333-217787) (as amended, the “Registration Statement”), a base prospectus dated April 25, 2018 (the “Base Prospectus”), a preliminary prospectus supplement dated February 14, 2019 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated February 15, 2019 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Shares and Warrants are being sold pursuant to an underwriting agreement dated February 15, 2019 by and between H.C. Wainwright & Co., LLC and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares, the Warrants and the Warrant Shares (as defined below).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

February 20, 2019

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

2. When the Warrants have been duly registered on the records maintained by the Company for that purpose in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. When the shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”) shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, the Warrant Shares will have been validly reserved by all necessary corporate action of the company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on February 20, 2019 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP